Exhibit 5.2
September 13, 2024
Seaport Entertainment Group Inc.
199 Water Street, 28th Floor
New York, New York 10038
Re:    Form S-1 Registration Statement
Ladies and Gentlemen:
We are acting as special Delaware counsel to Seaport Entertainment Group Inc., a Delaware corporation (the “Company”), in connection with the distribution by the Company to its stockholders of transferable subscription rights (the “Rights”) in the form of a dividend which Rights entitle the holders thereof to purchase up to an aggregate of 7,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”) (collectively, the “Rights Offering”). The Company has filed a Registration Statement on Form S-1, as amended (Registration No. 333-279690), (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Rights and the Shares under the Securities Act of 1933, as amended (the “Securities Act”). In this connection you have requested our opinion as to certain matters of Delaware law.
For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:
(i)the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 31, 2024 (collectively, the “Certificate of Incorporation”);
(ii)the Amended and Restated Bylaws of the Company in effect since July 31, 2024 (the “Bylaws”);
(iii)the form of Subscription Rights Certificate for Shares of Common Stock (the “Rights Certificate”);
(iv)the Registration Statement;
(v)a certificate of an officer of the Company, dated the date hereof, as to certain matters;
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One Rodney Square ■ 920 North King Street ■ Wilmington, DE 19801 ■ Phone: 302-651-7700 ■ Fax: 302-651-7701
www.rlf.com

Seaport Entertainment Group Inc.
September 13, 2024

(vi)the unanimous written consent of the Board of Directors of the Company, dated September 9, 2024 (the “Board Resolutions”); and
(vii)a certificate of the Secretary of State, dated on or about the date hereof, as to the good standing of the Company.
With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as expressed herein; and (e) that all documents submitted to us as forms will be duly completed in a manner consistent with the opinions stated herein. We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.
For purposes of this opinion, we have assumed (i) the legal capacity of each natural person who is a holder of any Right, (ii) each of the parties to each of the documents reviewed by us and each other holder of any Right that is not a natural person is duly organized, validly existing and in good standing under the laws of the jurisdiction governing its organization, (iii) each of the parties to each of the documents examined by us and each holder of any Right has the power and authority to execute and deliver, and to perform its obligations under, such documents, (iv) each of the documents reviewed by us has been duly authorized, executed and delivered by each of the parties thereto, (v) that the dividend effecting the distribution of the Rights will be duly authorized and effected and that the Company has and at all relevant times will have sufficient surplus (as determined pursuant to Section 154 of the DGCL) and lawfully available funds to declare and pay such dividend, (vi) there are a sufficient number of shares of Common Stock authorized but unissued that are not subscribed for, reserved for other issuance or otherwise committed for issuance to give effect to the issuance of each of the shares of Common Stock issuable pursuant to the Rights, (vii) that each Right that is exercised will be exercised prior to 5:00 p.m., Eastern Time on the Expiration Date (as defined in the Rights Certificate), and (viii) the exercise of Rights by any person will not cause such person to be in violation of any ownership limits set forth in the Certificate of Incorporation. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

Seaport Entertainment Group Inc.
September 13, 2024

This opinion is limited to the laws of the State of Delaware and we have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws and rules and regulations relating thereto.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Rights, when issued and delivered as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The foregoing opinions are subject to the following exceptions, limitations and qualifications:
A.We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or taxes or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.
B.Our opinions as set forth above are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity, including principles of commercial reasonableness, good faith and fair dealing and the applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) the discretion of the court before which any proceeding in respect of any of the Rights or the Shares or any action or determination thereunder or any transaction contemplated thereby may be brought.
We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.